EXHIBIT 99.2

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

Jones Apparel Group, Inc. to Launch a Jones New York Brand into Better
Department Store Distribution for Spring 2004

New York, New York - June 3, 2003 - Jones Apparel Group (NYSE: JNY) announced today it will be launching a lifestyle brand under the Jones New York brand, to its department store customers effective for Spring 2004. This lifestyle-inspired brand will address all aspects of a woman's wardrobe from the most casual components through her daily working needs and into her evening attire. The apparel line could be further extended into footwear and accessories to fully complement the Jones New York brand.

The Company plans to launch and support the Jones New York brand with a comprehensive marketing and advertising campaign as well as a fixturing program to enhance product presentation.

Peter Boneparth, Chief Executive Officer commented, "The timing of this introduction is perfect, as the stage has been set with the reinvigoration of the Jones New York Career Collection brand which is the best performer in our product portfolio. Product offerings under Jones New York Sport, Dress and Suits have also shown solid performance throughout the season. Market reaction to the re-introduction of Jones New York handbags featuring quality leather product at a value price point has also been extremely strong. Clearly, the brand equity in the Jones New York name is stronger than ever and growing."

Stacy Lastrina, Senior Vice President Corporate Marketing, noted that intelligence gained through focus groups and through direct communication with Jones New York consumers has shown continued solid, long-standing loyalty to the Jones New York brand. Ms. Lastrina said, "The consumer trusts and appreciates consistent fit and superior product quality of the Jones New York brand. She feels connected to the product, as demonstrated by a heightened interest in the brand and all of its components through many of the hands-on consumer programs that have been conducted over the past six months."

Mr. Boneparth stated, "Our department store partners have great confidence in our ability to execute and deliver consistently superior quality product for which the consumer repeatedly votes affirmatively. We have worked aggressively and continue to partner with the stores on collaborative processes and systems to better serve the consumer and increase the profitability for both sides. We are confident that this Jones New York brand will meet the standards we have set with our retail partners."

Mr. Boneparth continued, "Total Company sales under the Jones New York umbrella label will approximate $730 million for 2003. With this launch, I believe the Jones New York label could exceed $1 billion in sales in 2004."

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include: Jones New York; Lauren by Ralph Lauren, Ralph by Ralph Lauren, and Polo Jeans Company, which are licensed from Polo Ralph Lauren Corporation; Evan-Picone, Rena Rowan, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Currants, Jamie Scott, Todd Oldham, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier and Judith Jack. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2002 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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